Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177123

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 15, 2011

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated October 7, 2011)

Shares of Common Stock

We are offering up to                               shares of our common stock.

Our common stock is currently traded on the NYSE Amex under the symbol “SYRG”.  On December 14, 2011, the closing price of our common stock was $3.05 per share.

Investing in our common stock involves significant risks.  Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 14 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts	$		$
Proceeds, before expenses, to us	$		$

In addition to the underwriting discounts, we have agreed to pay up to $150,000 of the fees and expenses of the underwriters in connection with this offering and other consideration; see “Underwriting”.  We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $                      .

 The underwriters may also purchase from us up to an additional                shares of our common stock at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

The underwriter expects to deliver the shares of common stock to the purchasers on or about December      , 2011.

Northland Capital Markets	C. K. Cooper & Company
GVC Capital LLC

This prospectus supplement is dated                         , 2011

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered by this prospectus supplement.  This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different or additional information.  Dealers are not authorized to give any information other than contained in the prospectus, this prospectus supplement, and any free writing prospectus prepared by us or on our behalf.  If anyone provides you with different, additional or inconsistent information, you should not rely on it.  We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.  You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference may include trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Synergy,” the “Company,” “we,” “us” and “our” to refer to Synergy Resources Corporation. Our fiscal year ends on the last day of August.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

•	the sale prices of crude oil and natural gas;

•	the amount of production from wells in which we have an interest;

•	lease operating expenses;

•	international conflict or acts of terrorism;

•	general economic conditions; and

•	other factors disclosed in this prospectus.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail under the heading “Risk Factors” herein and in the documents incorporated by reference herein.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in the accompanying prospectus and in this prospectus supplement, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About Synergy Resources Corporation

Our Business

Overview

We are an oil and gas operator in Colorado and are focused on the acquisition, development, exploitation, exploration and production of oil and natural gas properties primarily located in the Wattenberg Field in Denver-Julesburg Basin (the “D-J Basin”) in northeast Colorado.  We serve as the operator for the majority of our wells and focus our efforts on those prospects in which we have a significant net revenue interest.  As of October 31, 2011, we had 183,584 gross and 162,461 net acres under lease, substantially all of which are located in the D-J Basin.  Of this acreage, 7,110 gross acres are held by production.  Between September 1, 2008 and October 31, 2011, we drilled and completed 56 development wells that we own and operate.  Additionally, during this timeframe we acquired interests in 72 producing wells.  As of October 31, 2011 we were operating 113 wells, had an ownership interest in 151 gross wells (113 net wells), with an average production rate of 675 boe/d.

At August 31, 2011, our estimated net proved oil and gas reserves, as prepared by our independent reserve engineering firm, Ryder Scott Company, L.P. (“Ryder Scott”), were 2,069.7 MBbls of oil and condensate and 14.3 Bcf of natural gas or 4,446.6 MBOE combined.

Business Strategy

Our primary objective is to enhance shareholder value by increasing our net asset value, net reserves and cash flow through acquisitions, development, exploitation, exploration and divestiture of oil and gas properties. We intend to follow a balanced risk strategy by allocating capital expenditures in a combination of lower risk development and exploitation activities and higher potential exploration prospects. Key elements of our business strategy include the following:

•
Concentrate on our existing core area in and around the D-J Basin, where we have significant operating experience. All of our current wells are located within the D-J Basin and our undeveloped acreage is located either in or adjacent to the D-J Basin. Focusing our operations in this area leverages our management, technical, and operational experience in the basin.

•
Develop and exploit existing oil and natural gas properties. Since our inception, our principal growth strategy has been to develop and exploit our acquired and discovered properties to add proved reserves.  As of October 31, 2011, we had identified over 400 development and extension drilling locations and over 20 recompletion/work-over projects on our existing properties and wells.

•
Complete strategic acquisitions. We seek to acquire undeveloped and producing oil and gas properties, primarily in the D-J Basin and certain adjacent areas. We will seek acquisitions of undeveloped and producing properties that will provide us with opportunities for reserve additions and increased cash flow through production enhancement and additional development and exploratory prospect generation opportunities.

•
Retain control over the operation of a substantial portion of our production. As operator on a majority of our wells and undeveloped acreage, we control the timing and selection of new wells to be drilled or existing wells to be recompleted. This allows us to modify our capital spending as our financial resources allow and market conditions support.  We outsource all fracking services to fracking service providers, and we believe these providers have the experience and resources to minimize incidents occurring in connection with their fracking activities.

•
Maintain financial flexibility while focusing on controlling the costs of our operations. We intend to finance our operations through a mixture of debt and equity capital as market conditions allow. Our management has historically been a low cost operator in the D-J Basin and we continue to focus on operating efficiencies and cost reductions.

Competitive Strengths

 We believe that we are positioned to successfully execute our business strategy because of the following competitive strengths:

•
Management experience. Our key management team possesses an average of thirty years of experience in the oil and gas industry, primarily within the D-J Basin.  Members of our management team have drilled, participated in drilling, and/or operated over 350 wells in the D-J Basin.

•
Balanced oil and natural gas reserves and production. At August 31, 2011, approximately 47% of our estimated proved reserves were oil and condensate and 53% were natural gas and liquids. We believe this balanced commodity mix will provide diversification of sources of cash flow and will lessen the risk of significant and sudden decreases in revenue from short-term commodity price movements.

•
Ability to manage the production of D-J Basin wells throughout the life of a well. We understand that D-J Basin wells have the potential to be recompleted up to three times after initial drilling. This understanding provides us with the insight to seek out numerous high return recompletion investment opportunities on our current and future wells and the ability to manage the production through the life of a well.

•
Insider ownership. At October 31, 2011 our directors and executive officers beneficially owned approximately 33% of our outstanding shares of common stock, providing a strong alignment of interest between management, the board of directors and our outside shareholders.

Recent Developments

We expanded our business during the fiscal year ended August 31, 2011.  We increased our producing wells, our reserves, and our undeveloped acreage. Significant developments are described below.

Our development efforts during the year focused on completing and bringing on-line 14 wells drilled as part of our 2010 drilling program and new well development on existing prospects.  In December 2010, we acquired four producing wells in an area that is adjacent to our Pratt prospect.  We subsequently commenced drilling on our Pratt prospect, and we successfully drilled and completed 14 development wells.  Our development activities on our Pratt prospect resulted in the conversion of 90,996 Bbls and 1,006,188 Mcf of proved undeveloped reserves reported at August 31, 2010 into proved producing reserves of 271,813 Bbls and 1,317,117 Mcf as of August 31, 2011.

On October 1, 2010, we completed the acquisition of oil and gas properties in the Wattenberg Field from Petroleum Management, LLC and Petroleum Exploration and Management, LLC (“PEM”), companies that are both owned by Ed Holloway and William E. Scaff, Jr., two of our officers, for approximately $1.0 million.  These properties include 8 oil and gas wells (100% working interest/80% net revenue interest), 15 drill sites (net 6.25 wells) and miscellaneous equipment.

We expanded our growth strategy to include an area of interest in eastern Colorado (including Yuma and Washington counties) and western Nebraska (including Hayes, Dundy, and Chase counties).  We designate the area of interest as the Shallow Niobrara Acreage.  Our acquisitions totaled 166,434 gross (147,849 net) undeveloped acres.  The majority of these oil and gas lease interests were acquired in exchange for 1,849,838 shares of our common stock.  George Seward, one of our directors, has extensive experience in the area.  We look forward to evaluating this area as it could provide excellent growth opportunities and may yield a significant return on investment.

In May 2011, we acquired interests in 88 gross oil and gas wells (40 net) in the Wattenberg Field, and interests in oil and gas leases covering approximately 6,968 gross acres.  These oil and gas interests were acquired from PEM for consideration of a cash payment of $10 million, a promissory note payable of $5.2 million, and 1,381,818 shares of restricted common stock.  The transaction was approved by the disinterested directors and by a vote of the shareholders, with Mr. Holloway and Mr. Scaff not voting.  Some of the 88 gross wells acquired were wells operated by us and in which PEM held a minority interest.

    On May 26, 2011, we entered into a farm-in agreement with an unrelated third party pertaining to a 640-acre lease in the Wattenberg Field. Pursuant to the terms of the agreement, we were required to commence drilling five wells on the lease by August 15, 2011. Drilling operations began on August 1, 2011 and were completed for these five wells on August 31, 2011.  Subsequent to the completion of these five wells, we have the option of drilling additional wells on the lease in accordance with the following schedule:

•	five wells by February 15, 2012;
•	five wells by August 15, 2012; and
•	five wells by February 15, 2013.

    If we do not adhere to the foregoing drilling schedule our right to drill any additional wells on the lease will terminate. For each well drilled, we will receive an assignment of the lease covering the 40 acres surrounding the well. However, if we drill and complete all 20 wells allowed by the farm-in agreement, we will receive an assignment of the entire lease. We will have a 100% working interest (80% net revenue interest) in any acreage assigned to us and in any wells we drill on the leased acreage. We estimate the aggregate cost of drilling and completing our option wells on this lease will be approximately $10 million.

    In August 2011, we commenced a 21-well drilling program (subsequently increased to 23 wells) on various other lease prospects.  We anticipate the drilling of these wells to be completed by December 2011, with completion following shortly thereafter.

    In 2011 we received net cash proceeds from two separate sales of undeveloped oil and gas leases covering an aggregate of 5,902 gross acres (3,738 net acres) for $8.4 million.  These acres were outside our core area of interest.

    On January 11, 2011, we closed on the sale of 9 million shares of common stock to private investors.  The shares were sold at a price of $2.00 per share.  Net proceeds from the sale of the shares were approximately $16.7 million after deductions for the sales commissions and expenses.

    All of the holders of our 8% convertible promissory notes elected to convert their notes into shares of common stock at a rate of $1.60 per common share, thereby converting an $18 million convertible note liability into equity.  In addition, there was a derivative conversion liability associated with the notes that was converted into equity at the same time, which significantly strengthened our balance sheet and eliminated future impact on our statement of operations from changes in fair value of the financial instruments.

    On November 30, 2011, we entered into a revolving line of credit with Bank of Choice, which allows us to borrow up to $15 million.  As required by the terms of the line of credit, approximately $5,342,000 from the line of credit was used to repay our loan to PEM.  Remaining proceeds from the revolving line of credit will be invested primarily in our development drilling program in the Wattenberg Field.  Amounts borrowed under the line of credit are secured by our producing wells and substantially all of our developed oil and gas leases.  Principal amounts outstanding under the line of credit bear interest, payable monthly, at the prime rate, subject to a minimum interest rate of 3.25%.

Although our financial statements for the quarter ended November 30, 2011 are not yet available, we expect that for the months of September and October 2011 our net oil and gas production, expressed in terms of barrels of oil equivalent per day, was approximately 675 boe/d, compared to average production for the fiscal quarter ended August 31, 2011 of 577 boe/d.  These preliminary expectations are based upon management estimates and are subject to quarterly review procedures and final recommendations and adjustments.  Actual operating results may differ from our expectations, and those differences may be material.  Operating results for the quarter ended November 30, 2011 are not necessarily indicative of the results to be expected in future periods.

Well and Production Data

Since September 2008, and through October 31, 2011, we have drilled and completed 56 gross oil and gas wells which we own and operate.  We have not drilled any dry holes.  We have acquired interests in 72 gross wells.  We have participated with other operators in the drilling and completion of 13 gross wells. These wells were all located in the Wattenberg Field of the D-J Basin.

During the periods presented, we drilled or participated in the drilling of the following wells.  We did not drill any exploratory wells during these years.

	Years Ended August 31,
	2011		2010		2009
	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Productive:
Oil	31	22.4	36	23.8	2	0.75
Gas	--	--	--	--	--	--
Nonproductive	--	--	--	--	--	--

As of October 31, 2011, we were drilling 1 gross (1 net) well and were completing 15 gross (15 net) wells.  These wells are all located in the Wattenberg Field of the D-J Basin.

The following table shows our net production of oil and gas, average sales prices and average production costs for the periods presented:

	Years Ended August 31,
	2011	2010	2009
Production:
Oil (Bbls)	89,917	21,080	1,730
Gas (Mcf)	450,831	141,154	4,386

Average sales price:
Oil ($/Bbl)	$83.07	$68.38	$45.59
Gas ($/Mcf)	$5.12	$5.08	$3.48

Average production cost per BOE	$2.13	$1.94	$0.85

“Bbl” refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons.  “Mcf” refers to one thousand cubic feet.  A “BOE” (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

Oil and Gas Properties and Proven Reserves

The following table shows, as of October 31, 2011, by state, our producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells:

	Productive Wells		Developed Acreage		Undeveloped Acreage (1)
State	Gross	Net	Gross	Net	Gross	Net

Colorado	151	112.6	6,148	6,122	58,947	39,497
Nebraska	-	-	-	-	118,329	116,682
Wyoming	-	-	-	-	160	160
Total	151	112.6	6,148	6,122	177,436	156,339

(1)
Undeveloped acreage includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

The following table shows, as of October 31, 2011, the status of our gross acreage:

State	Held by Production	Not Held by Production

Colorado	7,110	57,985
Nebraska	-	118,329
Wyoming	-	160
Total	7,110	176,474

        Acres that are Held by Production remain in force so long as oil or gas is produced from the well on the particular lease.  Leased acres which are not Held by Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage.  At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be Held by Production.

    The following table shows the years our leases, which are not Held by Production, will expire, unless a productive oil or gas well is drilled on the lease.

Leased Acres	Expiration of Lease

995	2012
6,922	2013
10,602	2014
157,955	After 2014

    The overriding royalty interests that we own are not material to our business.

    Ryder Scott prepared the estimates of our proved reserves, future productions and income attributable to our leasehold interests for the year ended August 31, 2011. Ryder Scott is an independent petroleum engineering firm that has been providing petroleum consulting services worldwide for over seventy years.

    Below are estimates of our net proved reserves at August 31, 2011, all of which are located in Colorado:

	Oil	Gas
	(Bbls)	(Mcf)	BOE
Proved:
Producing	613,180	4,497,733	1,362,802
Nonproducing	170,641	1,080,334	350,697
Undeveloped	1,285,884	8,683,091	2,733,066
Total	2,069,705	14,261,158	4,446,565

    Below are estimates of our present value of estimated future net revenues from such reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Accounting Standards Codification Topic 932, Extractive Activities – Oil and Gas.  Present values were computed by discounting future net revenues by 10% per year.

    As of August 31, 2011, our standardized oil and gas measurements were as follows:

	Proved – August 31, 2011
	Developed			Total
	Producing	Nonproducing	Undeveloped	Proved
Future gross revenue	$71,027,480	$18,819,100	$145,392,300	$235,238,880
Deductions	(14,298,253)	(5,647,380)	(61,736,015)	(81,681,648)
Future net cash flow	56,729,227	13,171,720	83,656,285	153,557,232
Discounted future net cash flow (pre-tax)	$33,946,592	$6,995,878	$30,815,373	$71,757,843
Standardized measure of discounted future net cash flows (after tax)				$57,550,414

    In general, the volume of production from our oil and gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conducts successful exploration and development activities, or both, our proved reserves will decline as reserves are produced.  Accordingly, volumes generated from our future activities are highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

General

    Our offices are located at 20203 Highway 60, Platteville, CO  80651.  Our office telephone number is (970) 737-1073 and our fax number is (970) 737-1045.  Our Internet address is www.synergyresourcescorporation.com.  Information on or accessible through our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

Common stock offered pursuant to this prospectus supplement	shares

Common stock to be outstanding immediately after the offering	shares

Use of proceeds	We intend to use the net proceeds from this offering primarily for our development drilling program in the Wattenberg Field.

Market and Trading Symbol	SYRG

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus supplement and page 5 of the accompanying prospectus.

    The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 36,098,212 shares of common stock outstanding as of November 30, 2011.  The number of outstanding shares excludes, as of November 30, 2011 up to 19,639,533 shares of our common stock which may be issuable upon the exercise of outstanding options or warrants.  See the section of this prospectus captioned “Dilution and Comparative Share Data” for information concerning these outstanding options and warrants.

    Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of the over-allotment option.

SUMMARY FINANCIAL DATA

    You should read the historical selected financial data along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for our year ended August 31, 2011.  Our historical results are not necessarily indicative of the results that may be expected for any future period.

    In the table below, we provide you with historical selected financial data for the two years ended August 31, 2011, derived from our audited financial statements previously filed in our Annual Reports on Form 10-K.

	For the years ended August 31,
	2011	2010
Revenues:
Oil and gas revenues	$9,777,172	$2,158,444
Service revenues	224,496	-
Total revenues	10,001,668	2,158,444
Expenses:
Lease operating expenses	1,439,818	323,520
Depreciation, depletion, and amortization	2,838,307	701,400
General and administrative	2,903,303	1,915,049
Total expenses	7,181,428	2,939,969

Operating income (loss)	2,820,240	(781,525)

Other income (expense):
Change in fair value of derivative conversion liability	(10,229,229)	(7,678,457)
Interest expense, net	(4,246,945)	(2,338,849)
Interest income	55,776	4,659
Total other (expense)	(14,420,398)	(10,012,647)

Loss before income taxes	(11,600,158)	(10,794,172)

Provision for income taxes	-	-
Net loss	$(11,600,158)	$(10,794,172)

Net loss per common share:
Basic and diluted	$(0.45)	$(0.88)

Weighted average shares outstanding:
Basic and diluted	26,009,283	12,213,999

	August 31,
	2011	2010
Cash and Cash Equivalents	$9,490,506	$6,748,637
Current Assets	14,630,958	10,325,131
Working Capital	684,545	6,236,979
Total Assets	63,697,885	24,841,913
Current Liabilities	13,946,413	4,088,152
Total Liabilities	14,589,872	25,858,862
Total Stockholders’ Equity (Deficit)	49,108,013	(1,016,949)

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty. You should consider the “Risk Factors” included in the accompanying prospectus, as well as the other information contained in this prospectus supplement and in documents that are incorporated by reference into this prospectus supplement.  If any of these risks were to occur, our business, financial condition, cash flow or prospects and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

The possibility of a global financial crisis may significantly impact our business and financial condition for the foreseeable future.

    The credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could have a material negative impact on operators, our lenders or customers, causing them to fail to meet their obligations to us.

We may never be profitable because we have reported net losses for each year since inception.

    We may never be profitable.  As of the date of this prospectus we had reported significant net losses for each year since inception.  We reported a net loss for the year ended August 31, 2011.  Unless and until we are profitable for an entire year, we will need to raise enough capital to be able to fund the costs of our operations and our planned oil and gas exploration and development activities.

We have a limited operating history and may not be successful in sustaining profitable business operations.

    We have a limited operating history. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and gas industries. There can be no assurance that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;

•	demand for oil and gas;

•	the level of our competition;

•	our ability to attract and maintain key management and employees; and

•	our ability to efficiently develop and produce sufficient quantities of marketable oil and gas in a highly competitive and speculative environment while maintaining quality and controlling costs.

    To sustain profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some of our wells may not be producing wells.

Our related party transactions may cause conflicts of interests that may adversely affect our business.

    Between June 11, 2008 and June 30, 2010,  and pursuant to the terms of an Administrative Services Agreement with Petroleum Management, LLC, we were provided with office space and equipment storage in Platteville, Colorado, as well as secretarial, word processing, telephone, fax, email and related  services for a fee of $20,000 per month.  Following the termination of the Administrative Services Agreement, and since July 1, 2010, we have leased the office space and equipment storage yard in Platteville from HS Land & Cattle, LLC at a rate of $10,000 per month.

    In addition to the above, we acquired oil and gas properties from PEM.  Petroleum Management, LLC, PEM, and HS Land & Cattle, LLC are controlled by Ed Holloway and William E. Scaff, Jr., both of whom are our officers, directors and principal shareholders.  In addition, in the past we have purchased oil and gas assets from PEM.

    We believe that the transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties.  However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates.  The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business.

Increased scrutiny of hydraulic fracturing could result in increased regulation of our industry and impact the timing and cost of development.

    Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.  The Environmental Protection Agency (the “EPA”) recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act (the “SDWA”) to exclude hydraulic fracturing from the definition of “underground injection.”  However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act (the “FRAC Act”), to amend the SDWA to repeal this exemption.  If enacted, the FRAC Act would amend the definition of “underground  injection” in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet additional permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment  requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

    Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements.  Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources  from shale formations which are not commercial without the use or hydraulic fracturing.  This could have an adverse effect on our business.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

    Our failure to obtain capital may significantly restrict our proposed operations.  We need additional capital to provide working capital and to fund our capital expenditure plans.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for the shares of common stock sold in this offering.  Our failure to obtain the capital which we require will result in the slower implementation of our business plan or our inability to implement our business plan.  There can be no assurance that we will be able to obtain the capital which we will need.

    We will need to generate positive cash flow or obtain additional financing until we are able to consistently earn a profit.  As a result of our short operating history, it is difficult for potential investors to evaluate our business.  There can be no assurance that we can implement our business plan, that we will be profitable, or that our securities will have any value.

Our lack of diversification will increase the risk of an investment in our company, and our financial condition and results of operations may deteriorate if we fail to diversify.

    Our business focus is on the oil and natural gas industry in a limited area, located primarily in the Wattenberg Field in the D-J Basin in northeast Colorado. Larger companies have the ability to manage their risk by diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we do not diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

    Our ability to successfully acquire additional properties, to increase our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

    To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If sufficient strategic relationships are not established and maintained, our business prospects, financial condition and results of operations may be materially adversely affected.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

    The oil and natural gas industry is highly competitive. Other oil and natural gas companies may seek to acquire oil and natural gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

We may not be able to effectively manage our growth, which may harm our profitability.

    Our strategy envisions the expansion of our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

• meet our capital needs;

• expand our systems effectively or efficiently or in a timely manner;

• allocate our human resources optimally;

• identify and hire qualified employees or retain valued employees; or

• incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

    If we are unable to manage our growth, our financial condition and results of operations may be materially adversely affected.

Oversupply of gas may impact the profitability of our wells.

    Buyers of our gas, if any, may refuse to purchase gas from us in the event of oversupply.  If wells that we drill are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells.  In such a case, the wells would be “shut-in” until such time, if ever, that economic conditions permit the sale of gas in quantities that would be profitable.

We are highly dependent on our officers and the loss of any of them could harm our ability to execute our business plan.

    Our operations are dependent upon the continued services of our officers, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, and other technical and professional staff.  The loss of any of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

Risks Relating to Our Industry

Oil and gas exploration and drilling are high risk activities with many uncertainties.

    Oil and gas exploration is not an exact science, and involves a high degree of risk.  The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit.  Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented.  In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs.  Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

    Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling.  Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs.  While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

    Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay our investment in the well.

The acquisition, exploration and development of oil and gas properties and the production and sale of oil and gas are subject to many factors outside our control.

    Our future success will depend on the success of our development, exploitation, production and exploration activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

    Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs;

•	equipment failures or accidents; and

•	adverse weather conditions, such as freezing temperatures, high winds, and storms.

    The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition or results of operations.

Our business of exploring for oil and gas is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk.

    Our future success will depend on the success of our exploratory drilling program. Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and gas produced from wells on our acreage. Especially in recent years, the prices at which oil and gas trade in the open market have experienced significant volatility and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and gas by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with oil and gas;

•	domestic and foreign reserves and supply of oil and gas;

•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•
political climates in nations that traditionally produce and export significant quantities of oil and gas (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

    Our expenditures on exploration may not result in new discoveries of oil or gas in commercially viable quantities. Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

    We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

Our oil and gas properties may be subject to certain restrictions or challenges that could undermine profitability of such properties and impact our financial condition.

    Interests that we may acquire in oil and gas properties may be subject to royalty  and overriding royalty interests, liens incident to operating agreements, liens  for current taxes and  other burdens and encumbrances, easements  and  other  restrictions, any of which may subject  us to future undetermined expenses.  We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

    If we continue to succeed in discovering oil and/or gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop, and commercially produce additional oil and gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and gas we develop and to effectively distribute our production into our markets.

    Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and gas interests.

Estimates of oil and gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

    We make estimates of oil and gas reserves, upon which we base our financial projections. We make these reserve estimates using various assumptions, including assumptions as to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers, and other advisors to make accurate assumptions. Economic factors beyond our control, such as oil and gas prices and interest rates, will also impact the value of our reserves.  Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty.

    The process of estimating oil and gas reserves is complex and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and gas interests.

Drilling new wells could result in new liabilities, which could endanger our interest in our properties and assets.

    There are risks associated with the drilling of oil and gas wells, including encountering unusual unexpected formations or pressures, premature declines of reservoirs, blowouts, craterings, sour gas releases, fires and spills, or other conditions which could result in substantial losses or liabilities to third parties.  Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others  (e.g.,  the driller or operator),  we may not be insured  against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons.  Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

    We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines that we use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Environmental and other regulations may adversely effect our business.

    Our operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of oil and gas.  These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters.  Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the  petroleum industry is subject to Federal tax laws.  In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

    From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials.  Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

    Our  activities  will  be  subject  to  existing  federal  and  state  laws  and regulations governing  environmental  quality and pollution control.  Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental  authorities may necessitate  significant capital outlays and may materially  affect our earnings.  It is impossible to predict the impact of environmental  legislation and regulations (including regulations restricting access and surface use) on our operations in the future although  compliance may necessitate significant capital outlays,  materially affect our earning power or cause material changes in our intended business.  In addition, we may be exposed to potential liability for pollution and other damages.

Our business will suffer if we cannot obtain or maintain necessary licenses.

    Our operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governmental authorities, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations or otherwise materially adversely affect our financial condition and results of operations.

Risks Relating to Our Common Stock

There is only a limited public market for our common stock.

    Although our common stock has recently been listed on the NYSE Amex, the trading in our stock has been limited and sporadic.  A consistently active trading market for our common stock may never develop, or continue if one emerges.  In addition, the price of our common stock has been volatile.  Some of the factors that could negatively affect our share price include:

•	actual or anticipated fluctuations in our quarterly results of operations;

•	liquidity;

•	sales of common stock by our shareholders;

•	changes in oil and natural gas prices;

•	changes in our cash flow from operations or earnings estimates;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	increases in market interest rates which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our shareholders;

•	commencement of or involvement in litigation;

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

•	speculation in the press or investment community regarding our business;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

    Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and gas reserves that we are able to discover and develop, expenses that we incur, the prices of oil and gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Shareholders will experience dilution upon the exercise of outstanding options and warrants.

    Shares issuable upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock.  We have outstanding options and warrants which, as of the date of this prospectus, could potentially allow the holders to acquire a substantial number of shares of our common stock. Until the options and warrants  expire,  the holders will have an opportunity to profit  from any  increase  in the  market  price of our  common  stock  without assuming  the risks of  ownership.  Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants.  The exercise of the options and warrants will dilute the voting interest of the current owners of, outstanding shares by adding a substantial number of additional shares of common stock.

We may issue additional stock without shareholder consent.

    Our board of directors has authority, without action or vote of the shareholders, to issue all or part of our authorized but unissued shares. Additional shares may be issued in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance will dilute the percentage ownership of existing shareholders. We are also currently authorized to issue up to 10,000,000 shares of preferred stock. The board of directors can issue preferred stock in one or more series and fix the terms of such stock without shareholder approval. Preferred stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. The issuance of preferred stock could adversely affect the rights of the holders of common stock and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our shareholders, and could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

We do not anticipate paying dividends in the future, so any return on your investment will depend on the market price of our common stock.

    We do not intend to pay any dividends on our common stock in the foreseeable future, as we expect that we will retain any earnings to finance our operations and growth. Any return on your investment will depend on the market price for our shares.

Control by our existing stockholders could discourage the potential acquisition of our business.

    Currently, our executive officers and directors beneficially own approximately 33% of our outstanding common stock. Acting together, these insiders may be able to elect our entire board of directors and control the outcome of all other matters requiring stockholder approval. This voting concentration may also have the effect of delaying or preventing a change in our management or control or otherwise discourage potential acquirers from attempting to gain control of us. If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition premium in our stock price.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

    Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

    Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate dilution in the net tangible book value of the common stock you purchase in this offering.  After giving effect to the sale of ___________shares of our common stock in this offering at the public offering price of $__________ per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, you will experience immediate dilution of $_________ per share, representing the difference between our as adjusted net tangible book value per share as of August 31, 2011 after giving effect to this offering and the public offering price.  See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings.

    In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.  The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

The low trading volume of our common stock may adversely affect the price of our shares.

    Although our common stock is listed on the NYSE Amex, our common stock has experienced low trading volume. Reported average daily trading volume in our common stock for the three month period ended November 30, 2011, was approximately 23,428 shares. There is no assurance that the offering will increase the volume of trading in our common stock. Limited trading volume subjects our common stock to greater price volatility and may make it difficult for you to sell your shares at a price that is attractive to you.

PRICE RANGE OF COMMON STOCK

    On February 27, 2008, our common stock began trading on the OTC Bulletin Board under the symbol “BRSH.”  There was no established trading market for our common stock prior to that date.

    On September 22, 2008, a 10-for-1 reverse stock split, approved by our shareholders on September 8, 2008, became effective on the OTC Bulletin Board and our trading symbol was changed to “SYRG.OB.” On July 27, 2011 our common stock began trading on the NYSE Amex under the symbol “SYRG”.

    Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board prior to July 27, 2011 and by the NYSE Amex on and after July 27, 2011.  The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
November 30, 2008	$4.50	$3.00
February 28, 2009	$3.45	$1.00
May 31, 2009	$1.80	$1.45
August 31, 2009	$1.80	$1.10

November 30, 2009	$1.47	$1.00
February 28, 2010	$3.86	$1.35
May 31, 2010	$3.85	$2.40
August 31, 2010	$3.00	$2.20

November 30, 2010	$2.49	$2.10
February 28, 2011	$4.10	$2.25
May 31, 2011	$4.70	$3.20
August 31, 2011	$3.65	$2.95

November 30, 2011	$3.59	$2.42
February 29, 2012 (through December 14, 2011)	$3.59	$3.05

    On December 14, 2011, the closing price of our common stock on the NYSE Amex was $3.05.

    As of November 30, 2011, we had 36,098,212 outstanding shares of common stock and approximately 300 shareholders of record.  The number of beneficial owners of our common stock is approximately 925.

DETERMINATION OF OFFERING PRICE

    Our common stock is currently quoted on NYSE Amex.  Our underwriters, however, are not obligated to make a market in our securities, and even if they choose to make a market, they can discontinue at any time without notice.  Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop further or, if developed further, that the market will continue.

    The public offering price of the shares offered by this prospectus supplement will be determined by negotiation between us and the underwriters.  Among the factors considered in determining the public offering price of the shares will be:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

    The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the shares of common stock that we are offering hereby will be approximately $_________, or approximately $_____________ if the underwriters exercise in full their over-allotment option to purchase additional shares of common stock, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

    We intend to use the net proceeds from this offering primarily for our development drilling program in the Wattenberg Field and general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.

    Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2011 on an actual basis and on an as-adjusted basis after giving effect to the completion of this offering with a sale by us of __________ shares of common stock and net proceeds of $_________.

    This table should be read in conjunction with our audited and unaudited financial statements.

	August 31, 2011
	As Reported	As Adjusted
	(unaudited)	(unaudited)

Cash and cash equivalents	$9,490,506
Common stock, par value $0.001, 100,000,000
shares authorized; 36,098,212 shares
issued and outstanding before the offering	36,098
Additional paid-in capital	84,011,496
Accumulated deficit	(34,939,581)
Total stockholders’ equity	49,108,013

DILUTION AND COMPARATIVE SHARE DATA

The net tangible book value of our common stock on August 31, 2011 was approximately $49,000,000, or approximately $1.36 per share, based on 36,098,212 shares of our common stock outstanding as of August 31, 2011.  Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding.  Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

After giving effect to the sale of __________ shares of our common stock in this offering at the public offering price of $__________ per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of August 31, 2011 would have been approximately $___________, or $____________ per share.  This represents an immediate increase in net tangible book value of $0.___ per share to existing stockholders and immediate dilution in net tangible book value of $_______ per share to new investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this per share dilution:

Public offering price per share	$
Net tangible book value per share as of August 31, 2011	$1.36
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share as of August 31, 2011,
after giving effect to this offering	$
Dilution per share to new investors in this offering	$

If the underwriters exercise in full their over-allotment option to purchase _________ shares of common stock offered in this offering at the public offering price of $_____ per share, the as adjusted net tangible book value after this offering would be $____ per share, representing an increase in net tangible book value of $____ per share to existing stockholders and immediate dilution in net tangible book value of $_______ per share to new investors purchasing our common stock in this offering at the public offering price.

The following table lists additional shares of our common stock, which may be issued as of October 31, 2011 upon the exercise of outstanding options or warrants.

	Number of Shares	Note Reference
Shares issuable upon the exercise of Series C warrants	9,000,000	A

Shares issuable upon the exercise of placement agents' warrants	769,601	A

Shares issuable upon exercise of Series A warrants that were granted to those persons owning shares of our common stock prior to the acquisition of Predecessor Synergy	1,038,000	B

Shares issuable upon exercise of Series A warrants sold in prior private offering	2,060,000	C

Shares issuable upon exercise of Series A and Series B warrants	2,000,000	D

Shares issuable upon exercise of sales agent warrants	126,932	D

Shares issuable upon exercise of options held by our officers and employees	4,645,000	E

A.        Between December 2009 and March 2010, we sold 180 Units at a price of $100,000 per Unit to private investors.  Each Unit consisted of one $100,000 note and 50,000 Series C warrants.  The notes were converted into shares of our common stock at a conversion price of $1.60 per share, at the option of the holder.  Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2014.  As of October 31, 2011, all notes had been converted into 11,250,000 shares of our common stock.

    We paid Bathgate Capital Partners (now named GVC Capital LLC), the placement agent for the Unit offering, a commission of 8% of the amount Bathgate Capital raised in the Unit offering.  We also sold to the placement agent, for a nominal price, warrants to purchase 1,125,000 shares of our common stock at a price of $1.60 per share.  The placement agent’s warrants expire on December 31, 2014.  As of October 31, 2011, warrants to purchase 355,399 shares had been exercised by their holders.

B.        Each shareholder of record on the close of business on September 9, 2008 received one Series A warrant for each share which they owned on that date (as adjusted for a reverse split of our common stock which was effective on September 22, 2008).  Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2012.

C.        Prior to our acquisition of Predecessor Synergy, Predecessor Synergy sold 2,060,000 Units to a group of private investors at a price of $1.00 per Unit.  Each Unit consisted of one share of Predecessor Synergy’s common stock and one Series A warrant.  In connection with the acquisition of Predecessor Synergy, these Series A warrants were exchanged for 2,060,000 of our Series A warrants.  The Series A warrants are identical to the Series A warrants described in Note B above.

D.        Between December 1, 2008 and June 30, 2009, we sold 1,000,000 units at a price of $3.00 per unit.  Each unit consisted of two shares of our common stock, one Series A warrant and one Series B warrant.  The Series A warrants are identical to the Series A warrants described in Note B above.  Each Series B warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share at any time prior to December 31, 2012.

In connection with this unit offering, we paid the sales agent for the offering a commission of 10% of the amount the sales agent sold in the offering.  We also issued warrants to the sales agent. The warrants allow the sales agent to purchase 31,733 units (which units were identical to the units sold in the offering) at a price of $3.60 per unit.  The sales agent warrants will expire on the earlier of December 31, 2012 or twenty days following written notification from us that our common stock had a closing bid price at or above $7.00 per share for any ten of twenty consecutive trading days.

E.           Options are exercisable at prices between $1.00 and $10.00 per share and expire at various dates between June 2013 and August 2021.

To the extent that outstanding options or warrants are exercised, investors purchasing our common stock in this offering will experience further dilution.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of securities listed opposite its name below. The underwriters are committed to purchase and pay for all of the securities if any are purchased. The underwriting agreement also provides that if the underwriters default, this offering of our securities may be terminated.

Underwriter	Number of Shares of Common Stock

Northland Capital Markets
C. K. Cooper & Company
GVC Capital LLC

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $ per share. The underwriters propose to offer the securities to be sold in this offering to certain dealers at the same prices less an aggregate concession of not more than $ for each share. The underwriters may allow and the dealers may re-allow a concession of not more than $ per share on sales to certain other brokers and dealers.  After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an aggregate of __________ additional shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become severally obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $150,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

On June 1, 2011, GVC Advisors, LLC (an affiliate of GVC Capital LLC) began providing certain consulting services to us, for which it receives $4,500 in cash compensation per month, which has been paid through November 2011 and we anticipate will continue to be paid in the future.  This is considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price.

The aggregate value of all compensation to be received by any underwriter in connection with this offering will not exceed 8% of the offering proceeds. The underwriting discount and other items of compensation the underwriters will receive were determined through arms’ length negotiations between us and the underwriters. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price other than those described herein.

	Total with no over-allotment	Total with over-allotment
Underwriting discount to be paid to the underwriters by us	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $________. This includes $150,000 of fees and expenses of the underwriters. These expenses are payable by us.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Our directors, officers and certain principal stockholders have agreed not to directly or indirectly offer, sell, agree to sell or otherwise dispose of their shares of common stock or any securities convertible into or exchangeable for shares of common stock held as of the date of this prospectus without the prior written consent of Northland Capital Markets for a period of 90 days after the date of this prospectus supplement. These “lock-up” agreements cover approximately an aggregate of 7,822,973 shares of our common stock and are subject to limited exceptions.

We have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus supplement. We have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise issue or dispose of, any shares of common stock, securities convertible into or exchangeable for shares of common stock, or any related security or instrument, without the prior written consent of Northland Capital Markets. Northland Capital Markets is the trade name for certain capital markets activities and investment banking services of Northland Securities, Inc., member of FINRA/SPIC. The agreement is subject to limited exceptions.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters (and selling group members) may also engage in passive market making transactions in the common stock on the NYSE Amex. Passive market making consists of displaying bids on the NYSE Amex limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission (the “SEC”) limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors.

From time to time, the underwriters have engaged in, and may in the future engage in, investment banking activities in the ordinary course of business with us, for which they have received fees and commissions.  C. K. Cooper & Company served as our financial advisor in connection with our acquisition of certain assets of PEM in May 2011, for which it received $125,000 in cash compensation and reimbursement of $10,000 of expenses.  On June 1, 2011, GVC Advisors, LLC began providing certain consulting services to us, for which it receives $4,500 in cash compensation per month, which has been paid through November 2011 and we anticipate will continue to be paid in the future. The underwriters and their affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

LEGAL MATTERS

    The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Hart & Trinen, LLP, Denver, Colorado.  The underwriters have been represented in connection with this offering by Faegre & Benson LLP, Minneapolis, Minnesota.

EXPERTS

    Ehrhardt, Keefe, Steiner and Hottman, P.C., independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus.  Our financial statements are incorporated by reference in reliance on the report of Ehrhardt, Keefe, Steiner and Hottman, P.C., given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports and other information with the SEC.  You may read and copy any reports, proxy statements and other informati31on we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.  You may also access our website at www.synergyresourcescorporation.com.  The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. When used in this prospectus supplement, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement or incorporated by reference therein. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus supplement omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus supplement, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended August 31, 2011, which was filed with the SEC on November 14, 2011;

•	our Current Reports on Form 8-K, which were filed with the SEC on November 14, 2011 and December 2, 2011;

•	Registration Statement on Form 8-A filed with the SEC on July 19, 2011; and

•	all filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.  The most recent information that we file with the SEC automatically updates and supersedes more dated information.

In accordance with Rule 412 under the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You can obtain a copy of any documents which are incorporated by reference in this prospectus supplement, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651
Phone:  (970) 737-1073

PROSPECTUS

SYNERGY RESOURCES CORPORATION
Common Stock

    We may offer from time to time shares of our common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes, rights, warrants, or any combination of the foregoing, as well as securities  issuable upon the conversion of notes or the exercise of warrants, at an initial offering price not to exceed $75,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

    Specific terms pertaining to the securities offered by this prospectus will be set forth in one or more accompanying prospectus  supplements,  together with the terms of the offering and the initial  price and the net proceeds to us from the sale. The prospectus  supplement  will set forth,  without  limitation,  the number of securities offered and the terms of the offering.

    We may sell the securities offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents or any  underwriters or dealers are involved  in  the sale of the securities, the names of the agents, underwriters or dealers,  any applicable commissions  and discounts, and the net proceeds to us will be set forth in the applicable prospectus supplement.

    We may not use this prospectus to complete sales of our securities unless this prospectus is accompanied by a prospectus supplement.

    The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment.  For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6 of this prospectus.

    Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or  disapproved  of these  securities or has passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

    Our common  stock is traded on the NYSE Amex under the  symbol  "SYRG".  On September  27, 2011,  the closing price of our common stock on the NYSE Amex was $2.89.

Date of this Prospectus is October 7, 2011

Prospectus

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION  APPEARING  ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    We are an oil and gas operator in Colorado and are focused on the acquisition, development, exploitation, exploration and production of oil and natural gas properties primarily located in the Wattenberg field in the D-J Basin in northeast Colorado. As of September 20, 2011, we had 181,500 gross and 160,800 net acres under lease, most of which are located in the D-J Basin. Of this acreage, 6,185 gross acres are held by production. Between September 1, 2008 and September 20, 2011, we drilled and completed 52 development wells on our leases. In the most recent complete reserve report available, effective for the period ended August 31, 2010, our estimated net proved oil and gas reserves, were 4.5 Bcf of natural gas and 676.7 MBbls of oil and condensate.

Business Strategy

    Our primary objective is to enhance shareholder value by increasing our net asset value, net reserves and cash flow through acquisitions, development, exploitation, exploration and divestiture of oil and gas properties. We intend to follow a balanced risk strategy by allocating capital expenditures in a combination of lower risk development and exploitation activities and higher potential exploration prospects. Key elements of our business strategy include the following:

●
Concentrate on our existing core area in the D-J Basin, where we have significant operating experience. Most of our current wells and undeveloped acreage are located within the D-J Basin. Focusing our operations in this area leverages our management, technical and operational experience in the basin.

●
Develop and exploit existing oil and natural gas properties. Since our inception our principal growth strategy has been to develop and exploit our acquired and discovered properties to add proved reserves. As of September 20, 2011, we have identified over four hundred development and extension drilling locations and over forty recompletion/workover projects on our existing properties and wells.

●
Complete selective acquisitions. We seek to acquire undeveloped and producing oil and gas properties, primarily in the D-J Basin. We will seek acquisitions of undeveloped and producing properties that will provide us with opportunities for reserve additions and increased cash flow through production enhancement and additional development and exploratory prospect generation opportunities.

●
Retain control over the operation of a substantial portion of our production. As operator on a majority of our wells and undeveloped acreage, we control the timing and selection of new wells to be drilled or existing wells to be recompleted. This allows us to modify our capital spending as our financial resources allow and market conditions support.

●
Maintain financial flexibility while focusing on controlling the costs of our operations. We intend to finance our operations through a mixture of debt and equity capital as market conditions allow. Our management has historically been a low cost operator in the D-J Basin and we continue to focus on operating efficiencies and cost reductions.

    Our growth plans for the fiscal year ending August 31, 2012 include additional drilling activities, acquisition of existing wells, and recompletion of wells that provide good prospects for improved stimulation techniques. Implementation of our growth plans will be dependent upon the amount of financing we are able to obtain.

Competitive Strengths

    We believe that we are positioned to successfully execute our business strategy because of the following competitive strengths:

●
Management experience. Our key management team possesses an average of thirty years of experience in the oil and gas industry, primarily within the D-J Basin. Members of our management team have drilled, participated in drilling, and/or operated over 350 wells in the D-J Basin.

●
Balanced oil and natural gas reserves and production. Approximately 48% of our estimated proved reserves were oil and condensate and 52% were natural gas. We believe this balanced commodity mix will provide diversification of sources of cash flow and will lessen the risk of significant and sudden decreases in revenue from short-term commodity price movements.

●
Ability to recomplete D-J Basin wells numerous times throughout the life of a well. We have experience with and knowledge of D-J Basin wells that have been recompleted up to four times since initial drilling. This provides us with numerous high return recompletion investment opportunities on our current and future wells and the ability to manage the production through the life of a well.

●
Insider ownership. At September 20, 2011 our directors and executive officers beneficially owned approximately 33% of our outstanding shares of common stock, providing a strong alignment of interest between management, the board of  directors  and our outside shareholders.

    Our website is: www.synergyresourcescorporation.com.

    Our offices are located at 20203 Highway 60, Platteville, CO 80651. Our office telephone number is (970) 737-1073 and our fax number is (970) 737-1045.

THE OFFERING

Securities Offered:

    We may offer from time to time shares of common stock, preferred stock, promissory notes, convertible notes, rights and warrants, or any combination of the foregoing, as well as securities issuable upon the conversion of notes or the exercise of warrants,  at an initial offering price not to exceed $75,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. We may not use this prospectus to complete sales of our securities unless this prospectus is accompanied by a prospectus supplement. See the "Plan of Distribution" section of this prospectus for additional information concerning the manner in which our securities may be offered.

Common Stock Outstanding:	As of September 20, 2011, we had 36,098,212 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities. See "Comparative Share Data" for more information.

Risk Factors:
Any purchase of our securities involves a high degree of risk. Risk factors include our short operating history, losses since we were incorporated, and the possible need for us to sell shares of our common stock to raise capital. See the "Risk Factors" section of this prospectus below for additional Risk Factors.

NYSE Amex Symbol:	SYRG

Forward-Looking Statements

    This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

●	statements concerning the benefits that we expect will result from our business activities and results of exploration that we contemplate or have completed, such as increased revenues; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

    You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.  Further, the information  contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that any purchase of our securities involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

   We may never be profitable. As of the date of this prospectus we had reported significant net losses for each year since inception. Although we recently reported an operating profit for the quarter ended May 31, 2011, we reported a net loss of $(13,189,974) for the nine months ended May 31, 2011, and we expect to report a net loss for the year ended August 31, 2011. Unless and until we are profitable for an entire year, we will need to raise enough capital to be able to fund the costs of our operations and our planned oil and gas exploration and development activities.

   Our transactions with related parties may cause conflicts of interests that may adversely affect us. Between June 11, 2008 and June 30, 2010, and pursuant to the terms of an Administrative Services Agreement with Petroleum Management, LLC, we were provided with office space and equipment storage in Platteville, Colorado, as well as secretarial, word processing, telephone, fax, email and related services for a fee of $20,000 per month. Following the termination of the Administrative Services Agreement, and since July 1, 2010, we have leased the office space and equipment storage yard in Platteville from HS Land & Cattle, LLC at a rate of $10,000 per month.

    In addition to the above, we acquired oil and gas properties from Petroleum Exploration & Management, LLC ("PEM").

    Petroleum Management, LLC, PEM and HS Land & Cattle, LLC are controlled by Ed Holloway and William E. Scaff, Jr., both of whom are our officers, directors and principal shareholders. In addition, in the past we have purchased oil and gas assets from PEM.

    We believe that the transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if such conflicts do not materialize,  might adversely affect the public's perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business.

   Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development. The Environmental Protection Agency (the "EPA") recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act (the "SDWA") to exclude hydraulic fracturing from the definition of "underground injection." However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act (the "FRAC Act"), to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of "underground injection" in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet additional permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

    Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

   Our failure to obtain capital may  significantly  restrict our proposed operations. We need additional capital to provide working capital and to fund our capital expenditure plans. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for the shares of common stock sold in this offering. Our failure to obtain the capital which we require will result in the slower implementation of our business plan or our inability to implement our business plan. There can be no assurance that we will be able to obtain the capital which we will need.

   We will need to generate positive cash flow or obtain additional financing until we are able to consistently earn a profit. As a result of our short operating history it is difficult for potential investors to evaluate our business. There can be no assurance that we can implement our business plan, that we will be profitable, or that our securities will have any value.

   Oil and gas exploration is not an exact science, and involves a high degree of risk. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

   Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

    Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay our investment in the well.

   The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors which are outside our control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

   Buyers of our gas, if any, may refuse to purchase gas from us in the event of oversupply. If wells which we drill are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

   Interests that we may acquire in oil and gas properties may be subject to royalty and overriding  royalty  interests,  liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses. We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

   The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties. Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

   Our operations are dependent upon the continued services of our officers. The loss of any of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

   Our operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

    From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

    Our activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

   There is only a limited public market for our common stock. Although our common stock has recently been listed on the NYSE Amex, the trading in our stock has been limited and sporadic. A consistently active trading market for our common stock may never develop, or continue if one emerges. In addition, the price of our common stock has been volatile. Some of the factors that could negatively affect our share price include:

●	actual or anticipated fluctuations in our quarterly results of operations;

●	liquidity;

●	sales of common stock by our shareholders;

●	changes in oil and natural gas prices;

●	changes in our cash flow from operations or earnings estimates;

●	publication of research reports about us or the oil and natural gas exploration and production industry generally;

●	increases in market interest rates which may increase our cost of capital;

●	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

●	changes in market valuations of similar companies;

●	adverse market reaction to any indebtedness we incur in the future;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	commencement of or involvement in litigation;

●	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

●	speculation in the press or investment community regarding our business;

●	general market and economic conditions; and

●	domestic and international economic, legal and regulatory factors unrelated to our performance.

   Shares issuable upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock. We have  outstanding options and warrants which, as of the date of this prospectus, could potentially allow the holders to acquire a substantial number of shares of our common stock.

    Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the current owners of, outstanding shares by adding a substantial number of additional shares of common stock.

MARKET FOR OUR COMMON STOCK

    On February 27, 2008, our common stock began trading on the OTC Bulletin Board under the symbol "BRSH." There was no established trading market for our common stock prior to that date.

    On September 22, 2008, a 10-for-1 reverse stock split, approved by our shareholders on September 8, 2008, became effective on the OTC Bulletin Board and our trading symbol was changed to "SYRG.OB." On July 27, 2011 our common stock began trading on the NYSE Amex under the symbol "SYRG".

    Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board prior to July 27, 2011 and by the NYSE Amex on and after July 27, 2011. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter Ended	High	Low
November 30, 2008	$4.75	$3.10
February 28, 2009	$3.45	$1.25
May 31, 2009	$1.80	$1.45
August 31, 2009	$1.80	$1.10

November 30, 2009	$1.47	$1.00
February 28, 2010	$3.86	$1.35
May 31, 2010	$3.85	$2.40
August 31, 2010	$3.00	$2.25

November 30, 2010	$2.40	$1.95
February 28, 2011	$4.74	$2.25
May 31, 2011	$4.90	$3.20
August 31, 2011	$3.69	$2.55

    On September 27, 2011, the closing price of our common stock on the NYSE Amex was $2.89.

    As of September 20, 2011, we had 36,098,212 outstanding shares of common stock and approximately 300 shareholders of record. The number of beneficial owners of our common stock is approximately 925.

    Holders of our common stock are entitled to receive dividends as may be declared by our board of directors. Our board of directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

    Our articles of incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock. The provisions in the articles of incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

    On December 1, 2008, we purchased 1,000,000 shares of our common stock from the Synergy Energy Trust, one of our initial shareholders, for $1,000, which was the same amount which we received when the shares were sold to the Trust. With the exception of that transaction, we have not purchased any of our securities and no person affiliated with us has purchased any of our securities for our benefit.

COMPARATIVE SHARE DATA

    The following table lists additional shares of our common stock, which may be issued as of September 20, 2011 upon the exercise of outstanding options or warrants.

	Number of Shares	Note Reference
Shares issuable upon the exercise of Series C warrants	9,000,000	A

Shares issuable upon the exercise of placement agents' warrants	779,906	A

Shares issuable upon exercise of Series A warrants that were granted to those persons owning shares of our common stock prior to the acquisition of Predecessor Synergy	1,038,000	B

Shares issuable upon exercise of Series A warrants sold in prior private offering	2,060,000	C

Shares issuable upon exercise of Series A and Series B warrants	2,000,000	D

Shares issuable upon exercise of sales agent warrants	126,932	D

Shares issuable upon exercise of options held by our officers and employees	4,470,000	E

A.       Between December 2009 and March 2010, we sold 180 Units at a price of $100,000 per Unit to private investors. Each Unit consisted of one $100,000 note and 50,000 Series C warrants. The notes were converted into shares of our common stock at a conversion price of $1.60 per share, at the option of the holder. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2014. As of the interim reporting period ended May 31, 2011, all notes had been converted into 11,250,000 shares of our common stock.

    We paid Bathgate Capital Partners (now named GVC Capital), the placement agent for the Unit offering, a commission of 8% of the amount Bathgate Capital raised in the Unit offering. We also sold to the placement agent, for a nominal price, warrants to purchase 1,125,000 shares of our common stock at a price of $1.60 per share. The placement agent's warrants expire on December 31, 2014. As of the interim reporting period ended May 31, 2011, warrants to purchase 345,094 shares had been exercised by their holders.

B.        Each shareholder of record on the close of business on September 9, 2008 received one Series A warrant for each share which they owned on that date (as adjusted for a reverse split of our common stock which was effective on September 22, 2008). Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2012.

C.        Prior to our acquisition of Predecessor Synergy, Predecessor Synergy sold 2,060,000 Units to a group of private investors at a price of $1.00 per Unit. Each Unit consisted of one share of Predecessor Synergy's common stock and one Series A warrant. In connection with the acquisition of Predecessor Synergy, these Series A warrants were exchanged for 2,060,000 of our Series A warrants. The Series A warrants are identical to the Series A warrants described in Note B above.

D.        Between December 1, 2008 and June 30, 2009, we sold 1,000,000 units at a price of $3.00 per unit. Each unit consisted of two shares of our common stock, one Series A warrant and one Series B warrant. The Series A warrants are identical to the Series A warrants described in Note B above. Each Series B warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share at any time prior to December 31, 2012.

    In connection with this unit offering, we paid the sales agent for the offering a commission of 10% of the amount the sales agent sold in the offering. We also issued warrants to the sales agent. The warrants allow the sales agent to purchase 31,733 units (which units were identical to the units sold in the offering) at a price of $3.60 per unit. The sales agent warrants will expire on the earlier of December 31, 2012 or twenty days following written notification from us that our common stock had a closing bid price at or above $7.00 per share for any ten of twenty consecutive trading days.

E.        Options are exercisable at prices between $1.00 and $10.00 per share and expire at various dates between June 2013 and August 2021.

    We may sell additional shares of our common stock, preferred stock, warrants, convertible notes or other securities to raise additional capital. We do not have any commitments or arrangements from any person to purchase any of our securities and there can be no assurance that we will be successful in selling any additional securities.

PLAN OF DISTRIBUTION

    We may sell shares of its common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes, rights, or warrants in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Notwithstanding the above, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus  or  any  related  prospectus  supplement,  exclusive  of any non-accountable expense allowance. Any securities issued by us to any FINRA member or independent broker-dealer in connection with an offering of our securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners (not directors) of any underwriter or member of a selling group and/or their officers or partners.

    Our securities may be sold:

●	At a fixed price.

●	As the result of the exercise of warrants or the conversion of preferred shares or notes and at fixed or varying prices, as determined by the terms of the warrants or convertible securities.

●	At varying prices in at the market offerings.

●	In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

    If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

    If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus  supplement, an agent will act on a best efforts basis for the period of its appointment.

    The securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities purchased by the institutional investors. The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

    We may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement. Any delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law. In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters. Each delayed delivery contract shall be subject to our approval. We will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by us.

    Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

    Agents, dealers and underwriters may be entitled under agreements with us to indemnification from us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

DESCRIPTION OF SECURITIES

Common Stock

    We are authorized to issue 100,000,000 shares of common stock.  Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

    Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our Board of Directors is not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

    Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

    We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue   preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation   in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Warrants

    See the "Comparative Share Data" section of this prospectus for information concerning our outstanding warrants.

Transfer Agent

Corporate Stock Transfer
3200 Cherry Creek Drive South, Suite 430
Denver, Colorado 80209
Phone: 303-282-4800
Fax:   303-282-5800

INDEMNIFICATION

    Our bylaws authorize indemnification of directors, officers, employees or agents against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

    We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by us can be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding public companies. The address of that site is http://www.sec.gov.

    We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651
 (970) 737-1073

    The following documents have been filed with the Commission and are incorporated by reference into this prospectus:

    ●  Annual Report on Form 10-K/A for the fiscal year ended August 31, 2010 filed on June 3, 2011;

    ●  8-K Reports filed on:

December 29, 2010;
January 14, 2011;
January 20, 2011;
March 23, 2011;
March 25, 2011;
April 1, 2011;
April 14, 2011;
May 25, 2011;
June 13, 2011;
June 24, 2011;
June 29, 2011;
July 22, 2011;
August 5, 2011; and
August 15, 2011;

    ●  Report on Form 10-Q for the three and nine months ended May 31, 2011; and

    ●  Amendment No. 2 to the Registration Statement on Form S-1 filed on September 26, 2011.

    All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

    We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the  Registration  Statement. For further information, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.